Exhibit 99.1

Celanese Corporation

1601 West LBJ Freeway
Dallas, TX, 75234, USA
News Release
FOR RELEASE THURSDAY, DECEMBER 3, 2009, 4:00 PM CENTRAL TIME
Celanese Signs MOU with China National Tobacco Corporation to Expand Flake and Tow Capabilities at
Nantong Facility
     DALLAS and BEIJING, December 3, 2009 — Celanese Corporation (NYSE: CE), a leading, global chemical company, today announced it has previously signed a memorandum of understanding with its acetate joint venture partner, the China National Tobacco Corporation, to expand flake and tow capacities at its joint venture facility in Nantong, China. Additionally, a feasibility study has been completed by the partners and the expansion project is currently under review and is awaiting final approval by the appropriate Chinese government agencies.
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     About Celanese
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.8 billion in 2008, with approximately 65% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,000 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
     Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These factors include the inability to obtain regulatory approvals of the transaction and satisfy conditions on the proposed terms and schedule and the possibility that the transaction does not close. Other risk factors include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Contacts:

Investor Relations	Media — Americas	Media — Asia
Mark Oberle	Travis Jacobsen	Phoebe Li
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +86 21 3861 9210
Telefax: +1 972 332 9373	Telefax: +1 972 443 8519	Telefax: +86 21 3861 9577
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com	Phoebe.Li@celanese.com.cn